Exhibit 4.15

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after

April 16, 2012	April 16, 2022

VIVEVE, INC.

WARRANT TO PURCHASE SHARES OF PREFERRED STOCK

For the Purchase Price of Warrant stipulated in that certain Note and Warrant Purchase Agreement (the "Purchase Agreement") dated as of November 30, 2011, as amended, among the Company, Lender and certain other investors, the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to GBS Venture Partners Limited as trustee for GBS BioVentures III or its assigns (the "Holder") by VIVEVE, INC., a Delaware corporation (the "Company"). Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1.     Purchase of Shares.

(a)     Number of Conversion Shares. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable Conversion Shares as described in Section 3 of the Purchase Agreement (as adjusted pursuant to Section 6 hereof).

(b)     Exercise Price. The purchase price for the Conversion Shares issuable pursuant to this Section 1 shall be the exercise price described in Section 3 of the Purchase Agreement. The Conversion Shares and the purchase price of such Conversion Shares shall be subject to adjustment pursuant to Section 6 hereof. Such purchase price, as adjusted from time to time, is herein referred to as the "Exercise Price."

2.     Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. Pacific Time on April 16, 2022 (the "Exercise Period"); provided, however, that this Warrant shall no longer be exercisable and shall become null and void upon the consummation of a Change in Control or Qualified TO. In the event of a Change in Control or Initial Public Offering, the Company shall notify the Holder at least twenty (20) days prior to the consummation of such Change in Control or Qualified IPO.

X =  Y(A — B)

A

Where

X =	The number of Conversion Shares to be issued to the Holder.

Y =	The number of Conversion Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Conversion Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Conversion Share shall mean the average of the closing price of the Conversion Shares (or equivalent shares of Common Stock underlying the Conversion Shares) quoted in the over-the-counter market in which the Conversion Shares (or equivalent shares of Common Stock underlying the Conversion Shares) are traded or the closing price quoted on any exchange or electronic securities market on which the Conversion Shares (or equivalent shares of Common Stock underlying the Warrants) are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading 'days prior to the date of determination of fair market value (or such shorter period of time during which such Conversion Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company's Initial Public Offering, the fair market value per Conversion Share shall be the product of (a) the per share offering price to the public of the Company's Initial Public Offering, and (b) the number of shares of Common Stock into which each Conversion Share is convertible at the time of such exercise or, if the Conversion Shares are shares of Common Stock, one. If the Conversion Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Conversion Share that the Company could obtain from a willing buyer for Conversion Shares sold by the Company from authorized but unissued Conversion Shares, as such prices shall be determined in good faith by the Company's Board of Directors.

5.     Covenants of the Company.

(a)     Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, the Company shall mail to the Holder, at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)     Covenants as to Exercise Shares. The Company covenants and agrees that all Conversion Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

6.     Adjustment of Exercise Price and Number of Conversion Shares. The number and kind of Conversion Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)     Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock, by split-up or otherwise, or combine its Preferred Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Preferred Stock, the number of Conversion Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Conversion Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)     Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Conversion Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Conversion Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)     Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Conversion Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

7.     Conversion of Preferred Stock. In the event that all outstanding shares of Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, this Warrant shall become exercisable for Common Stock or such other security.

8.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.     No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Conversion Shares, including (without limitation) the right to vote such Conversion Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

10.     Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained in the Purchase Agreement, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company's receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

11.     No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

12.     Governing Law. This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

13.     Successors and Assigns. The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

14.     Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15.     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

VIVEVE, INC.

450 Sheridan Avenue

Palo Alto, CA 94306

Attention: Chief Executive Officer

If to Holders:

At the addresses shown on the signature pages hereto.

15.     Amendments and Waivers; Resolutions of Dispute, Notice. The amendment or waiver of any term of this Warrant, the resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

16.     Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

VIVEVE, INC.

By:
Kerry Pope Chief Executive Officer

Address:	150 Commercial Street Sunnyvale, CA 94086-5201

ACKNOWLEDGED AND AGREED:

HOLDER:

GBS Venture Partners Limited as trustee for GBS BioVentures III

By:
Name:
Its:

NOTICE OF EXERCISE

VIVEVE, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐

                shares of Preferred Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Conversion Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to Conversion Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 of the Purchase Agreement are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:

Holder's Signature:

Holder's Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.